Exhibit 27(k): Opinion and Consent of Counsel

VOYA LETTERHEAD

LAW / PRODUCT FILING UNIT
ONE ORANGE WAY, C2S
WINDSOR, CT 06095-4774

PETER M. SCAVONGELLI

ASSISTANT VICE PRESIDENT AND SENIOR COUNSEL

PHONE: (860) 580-1631 | EMAIL: PETER.SCAVONGELLI@VOYA.COM

April 12, 2023

BY EDGARLINK

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Voya Retirement Insurance and Annuity Company and its Variable Annuity Account I

Post-Effective Amendment No. 23 to Registration Statement on Form N-4

Prospectus Title: Retirement Master

File Nos.: 333-130822 and 811-08582

The undersigned serves as counsel to Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendment to the above-referenced Registration Statement on Form N-4. This filing describes the Retirement Master group deferred variable and fixed annuity contract (the “Contract”) offered by the Company. I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2.	Variable Annuity Account I (the “Account”) is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.

3.	The Contract and the interests in the Account to be issued under the Contract have been duly authorized by the Company.

4.	The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contract, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

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U.S. Securities and Exchange Commission

5.	The Contract provides that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contract.

6.	The Contract and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Peter M. Scavongelli
Peter M. Scavongelli

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